EXPRESS, INC. REPORTS SECOND QUARTER 2021 RESULTS
Company provides improved outlook for second half and full year 2021 based on strength of second quarter results and momentum of EXPRESSway Forward strategy

•Second quarter net sales of $458 million increased 86% compared to 2020. Consolidated comparable sales increased 42% compared to 2020 and 3% compared to 2019
•Company experienced a positive inflection point after the Fourth of July as comparable store sales plus demand significantly accelerated to a +11% comp versus 2019, which has continued into August
•Strong growth in eCommerce demand of 28% versus 2020 and 20% versus 2019
•Diluted earnings per share of $0.15, $0.02 on an adjusted basis, and net income of $10.6 million or $1.7 million on an adjusted basis compared to losses in both 2020 and 2019
•EBITDA of $31 million improved $149 million versus Q2 2020 and $20 million versus Q2 2019
•Operating cash flow of $68 million for the first half of the year, improved $238 million versus 2020 and $66 million versus 2019

Columbus, Ohio - August 25, 2021 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the second quarter of 2021. These results, which cover the thirteen weeks ended July 31, 2021, are compared to the thirteen weeks ended August 1, 2020. Certain results are compared to the thirteen weeks ended August 3, 2019, as indicated.

“Our performance across all channels in the second quarter was very strong on both the top and bottom line. We experienced an inflection point after the Fourth of July and have been driving a double digit comp versus 2019 since that time,” said Tim Baxter, Chief Executive Officer. “We have returned to positive EBITDA earlier than expected and delivered positive operating cash flow.”

“Our second quarter eCommerce results were particularly strong, and we are on track to achieve our goal of $1.0 billion in eCommerce demand by 2024,” continued Baxter. “We are in the midst of an exciting transformation from being known as a store in the mall to a brand with a purpose powered by a styling community. Our second quarter results and momentum into the third quarter reflect the power of the EXPRESSway Forward strategy, and the innovative Express Community Commerce program we announced in July is the next important step in our transformation.”

Second Quarter 2021 Operating Results

•Consolidated net sales increased 86% to $457.6 million from $245.7 million in the second quarter of 2020, with consolidated comparable sales up 42%. Compared to 2019, consolidated comparable sales increased by 3%.
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 48% compared to the second quarter of 2020.
◦Comparable outlet store sales increased 30% versus the second quarter of 2020.
Please note, comparable sales calculations are not consistent across all retailers. Our comparable sales exclude sales from stores that were closed for at least one full day, including during the pandemic, consistent with our historical policy.
•Gross margin was 32.6% of net sales compared to (17.9)% in last year's second quarter, an increase of over 5,000 basis points. Compared to 2019, gross margin increased by 580 basis points.
◦Merchandise margin improved approximately 2,500 basis points compared to 2020 driven by positive customer response to our new receipts and significant reduction in promotional activity.
◦Buying and occupancy expenses leveraged over 2,500 basis points compared to 2020 due to increased sales and rent reductions.
•Selling, general, and administrative (SG&A) expenses were $134.6 million, 29.4% of net sales, versus $92.8 million, 37.8% of net sales, in last year's second quarter. The improvement in SG&A rate is driven by leveraging the increased sales and cost reductions from the previously announced corporate restructuring. The $41.8 million increase versus 2020 is mainly driven by last year's pandemic related store closures and current year incremental investments in marketing.
•Operating income was $14.8 million compared to a loss of $136.3 million in the second quarter of 2020 and a loss of $9.8 million in the second quarter of 2019.
•Income tax expense and the effective tax rate were approximately zero, and include a $9.0 million reversal of the valuation allowance against the Company's deferred tax assets. This compares to a benefit of $29.5 million and an effective tax rate of 21.5% in the second quarter of 2020. Excluding the benefit of the valuation allowance reversal, the effective tax rate would have been approximately 84% driven by a true-up from the first quarter provision due to a significant improvement in forecasted pre-tax results.
•Net income was $10.6 million, or $0.15 per diluted share. On an adjusted basis, net income was $1.7 million, or $0.02 per diluted share, excluding the benefit of the previously mentioned valuation allowance reversal. This compares to a net loss of $107.8 million, or a loss of $1.67 per diluted share, in the second quarter of 2020. On an adjusted basis, net loss was $95.6 million, or a loss of $1.48 per diluted share, in the second quarter of 2020.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $30.8 million compared to negative EBITDA of $118.4 million in the second quarter of 2020. EBITDA was $11.2 million in the second quarter of 2019.

Balance Sheet and Cash Flow Highlights

•Cash and cash equivalents totaled $33.9 million versus $192.9 million at the end of the second quarter of 2020.
•Inventory was $266.6 million at the end of the second quarter, up 15% compared to $232.3 million at the end of the prior year’s second quarter which reflected inventory cuts due to the pandemic. Compared to 2019, inventory decreased 1%.
•Short-term debt was $9.0 million and long-term debt was $109.2 million at the end of the second quarter of 2021 compared to long-term debt of $165.0 million at the end of the prior year’s second quarter. The Company repaid approximately $111 million of debt during the second quarter of 2021.
•At the end of the second quarter of 2021, $137.2 million remained available for borrowing under the revolving credit facility.

•Operating cash flow was $67.6 million for the twenty-six weeks ended July 31, 2021, compared to $(170.4) million for the twenty-six weeks ended August 1, 2020, and $1.7 million for the twenty-six weeks ended August 3, 2019.
•Capital expenditures totaled $10.6 million for the twenty-six weeks ended July 31, 2021, compared to $10.1 million for the twenty-six weeks ended August 1, 2020, and $12.1 million for the twenty-six weeks ended August 3, 2019.
•Free cash flow was $57.0 million for the twenty-six weeks ended July 31, 2021, compared to $(180.5) million for the twenty-six weeks ended August 1, 2020, and $(10.4) million for the twenty-six weeks ended August 3, 2019.

2021 Outlook

Based on the strength of the second quarter performance, the Company is providing an improved outlook for the second half and full year 2021. The Company expects the following:

•Net Sales above 2019 levels on a comparable basis for the second half of the year
•Gross Margin rate approximately 200 basis points above 2019 levels for the second half of the year
•Net interest expense of $6 million for the second half of the year
•Positive free cash flow for the full year
•Capital expenditures of approximately $35 million for the full year
•On track to achieve goal of $1.0 billion in eCommerce demand by 2024
Assumptions in the Company outlook may be affected by the continued uncertainty of the pandemic and its impacts on consumer behavior and throughout the supply chain.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information

A conference call to discuss second quarter 2021 results is scheduled for August 25, 2021 at 9:00 a.m. ET. Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on August 25, 2021 until 11:59 p.m. ET on September 1, 2021 and can be accessed by dialing (800) 585-8367 and entering the replay pin number 2441359. In addition, an investor presentation of second quarter 2021 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on August 25, 2021.

About Express, Inc.

Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (4) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (5) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (6) customer traffic at malls, shopping centers, and at our stores; (7) competition from other retailers; (8) our dependence on a strong brand image; (9) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (10) the failure or breach of information systems upon which we rely; (11) our ability to protect customer data from fraud and theft; (12) our dependence upon third parties to manufacture all of our merchandise; (13) changes in the cost of raw materials, labor, and freight; (14) supply chain or other business disruption, including as a result of the coronavirus; (15) our dependence upon key executive management; (16) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (17) our substantial lease obligations; (18) our reliance on third parties to provide us with certain key services for our business; (19) impairment charges on long-lived assets; (20) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (21) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (22) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (23) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (24) changes in tariff rates; and (25) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Gregory Johnson
VP, Investor Relations
GJohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$33,852	$55,874	$192,894
Receivables, net	10,470	14,556	18,806
Income tax receivable	53,892	111,342	88,724
Inventories	266,593	264,360	232,302
Prepaid rent	4,891	7,883	6,829
Other	14,415	20,495	26,337
Total current assets	384,113	474,510	565,892

Right of Use Asset, Net	704,909	797,785	902,211

Property and Equipment	963,089	969,402	989,589
Less: accumulated depreciation	(806,040)	(789,204)	(773,972)
Property and equipment, net	157,049	180,198	215,617

Other Assets	4,309	5,964	3,724
TOTAL ASSETS	$1,250,380	$1,458,457	$1,687,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$212,659	$203,441	$207,672
Accounts payable	156,896	150,230	143,491
Deferred revenue	29,674	32,430	30,932
Short-term debt	8,966	—	—
Accrued expenses	111,854	128,952	145,999
Total current liabilities	520,049	515,053	528,094

Long-Term Lease Liability	624,582	722,949	816,877
Long-Term Debt	109,207	192,032	165,000
Other Long-Term Liabilities	20,036	18,734	28,597
Total Liabilities	1,273,874	1,448,768	1,538,568

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(23,494)	9,689	148,876
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,250,380	$1,458,457	$1,687,444

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net Sales	$457,627	$245,703	$803,386	$455,978
Cost of Goods Sold, Buying and Occupancy Costs	308,320	289,760	575,275	546,242
GROSS PROFIT/(LOSS)	149,307	(44,057)	228,111	(90,264)
Operating Expenses:
Selling, general, and administrative expenses	134,562	92,805	253,955	191,970
Other operating income, net	(31)	(568)	(64)	(661)
TOTAL OPERATING EXPENSES	134,531	92,237	253,891	191,309

OPERATING INCOME/(LOSS)	14,776	(136,294)	(25,780)	(281,573)
Interest Expense, Net	4,115	1,023	9,367	1,079
Other Expense, Net	—	—	—	2,733
INCOME/(LOSS) BEFORE INCOME TAXES	10,661	(137,317)	(35,147)	(285,385)
Income Tax Expense/(Benefit)	22	(29,547)	(62)	(23,565)
NET INCOME/(LOSS)	$10,639	$(107,770)	$(35,085)	$(261,820)

EARNINGS PER SHARE:
Basic	$0.16	$(1.67)	$(0.53)	$(4.07)
Diluted	$0.15	$(1.67)	$(0.53)	$(4.07)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	66,527	64,645	65,863	64,338
Diluted	69,565	64,645	65,863	64,338

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,085)	$(261,820)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	35,866	37,323
Loss on disposal of property and equipment	—	1
Impairment of property, equipment and lease assets	—	21,483
Equity method investment impairment	—	3,233
Share-based compensation	5,404	4,962
Deferred taxes	—	63,621
Landlord allowance amortization	(172)	(208)
Other non-cash adjustments	—	(500)
Changes in operating assets and liabilities:
Receivables, net	4,086	(7,982)
Income tax receivable	57,450	(85,724)
Inventories	(2,233)	(11,999)
Accounts payable, deferred revenue, and accrued expenses	(12,896)	75,588
Other assets and liabilities	15,171	(8,361)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	67,591	(170,383)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,558)	(10,130)
NET CASH USED IN INVESTING ACTIVITIES	(10,558)	(10,130)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	38,000	165,000
Repayment of borrowings under the revolving credit facility	(119,050)	—
Proceeds from borrowings under the term loan facility	50,000	—
Repayment of borrowings under the term loan facility	(43,263)	—
Proceeds on financing arrangements	—	2,548
Repayments of financing arrangements	(769)	(712)
Costs incurred in connection with debt arrangements	(471)	—
Repurchase of common stock for tax withholding obligations	(3,502)	(568)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(79,055)	166,268

NET DECREASE IN CASH AND CASH EQUIVALENTS	(22,022)	(14,245)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,874	207,139
CASH AND CASH EQUIVALENTS, END OF PERIOD	$33,852	$192,894

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, EBITDA, and free cash flow.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, and EBITDA are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share and EBITDA are used as a performance measures in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and EBITDA is also a metric used in our short-term cash incentive compensation plan. Management believes that free cash flow provides useful information regarding liquidity as it shows our operating cash flows less cash reinvested in the business (capital expenditures).

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income/(loss), operating loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended July 31, 2021
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$14,776		$10,639	$0.15	69,565
Valuation allowance on deferred taxes (a)	—	(8,982)	(8,982)	(0.13)
Adjusted Non-GAAP Measure	$14,776		$1,657	$0.02
a.Valuation allowance released due to improvement in forecasted pre-tax results.

	Twenty-Six Weeks Ended July 31, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(25,780)		$(35,085)	$(0.53)	65,863
Valuation allowance on deferred taxes (a)	—	995	995	0.01
Adjusted Non-GAAP Measure	$(25,780)		$(34,090)	$(0.52)
a.Valuation allowance provided against 2021 pre-tax losses.

	Thirteen Weeks Ended August 1, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(136,294)			$(107,770)	$(1.67)	64,645
Impairment of property, equipment and lease assets	6,805	(1,830)	(a)	4,975	0.08
Valuation allowance on deferred taxes (b)	—	16,244		16,244	0.25
Tax impact of the CARES Act (c)	—	(9,084)		(9,084)	(0.14)
Adjusted Non-GAAP Measure	$(129,489)			$(95,635)	$(1.48)
a.Items tax affected at the applicable deferred or statutory rate.
b.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
c.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.

	Twenty-Six Weeks Ended August 1, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(281,573)			$(261,820)	$(4.07)	64,338
Impairment of property, equipment and lease assets	21,483	(5,686)	(a)	15,797	0.25
Equity method investment impairment (b)	—	(642)		2,091	0.03
Valuation allowance on deferred taxes (c)	—	77,319		77,319	1.20
Tax impact of the CARES Act (d)	—	(28,557)		(28,557)	(0.44)
Tax impact of executive departures (e)	—	111		111	—
Adjusted Non-GAAP Measure	$(260,090)			$(195,059)	$(3.03)
a.Items tax affected at the applicable deferred or statutory rate.
b.Impairment before tax was $2.7 million and was recorded in other expense, net.
c.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
d.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.
e.Represents the tax impact related to the expiration of former executive non-qualified stock options.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net income/(loss)	$10,639	$(107,770)	$(35,085)	$(261,820)
Interest expense, net	4,115	1,023	9,367	1,079
Income tax expense/(benefit)	22	(29,547)	(62)	(23,565)
Depreciation and amortization	16,002	17,931	32,756	37,203
EBITDA (Non-GAAP Measure)	$30,778	$(118,363)	$6,976	$(247,103)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
(in thousands)	August 3, 2019
Net loss	$(9,703)	$(19,637)
Interest income, net	(783)	(1,495)
Income tax expense/(benefit)	726	(182)
Depreciation and amortization	20,927	43,067
EBITDA (Non-GAAP Measure)	$11,167	$21,753

	Twenty-Six Weeks Ended
(in thousands)	July 31, 2021	August 1, 2020	August 3, 2019
Net cash provided by (used in) operating activities	$67,591	$(170,383)	$1,728
Less:
Capital expenditures	(10,558)	(10,130)	(12,145)
Free Cash Flow (Non-GAAP Measure)	$57,033	$(180,513)	$(10,417)

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2021 - Actual			July 31, 2021 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(3)	351
Outlet Stores	—	—	206
Express Edit Concept Stores[1]	3	(1)	4
UpWest Stores	4	—	5
TOTAL	7	(4)	566	4.7 million

Third Quarter 2021 - Projected			October 30, 2021 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	—	351
Outlet Stores	1	—	207
Express Edit Concept Stores[1]	2	(1)	5
UpWest Stores	2	—	7
TOTAL	5	(1)	570	4.7 million

Full Year 2021 - Projected			January 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(20)	339
Outlet Stores	1	(5)	206
Express Edit Concept Stores[1]	9	(2)	8
UpWest Stores	7	—	7
TOTAL	17	(27)	560	4.7 million
1.The initial lease terms for Express Edit Concept stores are typically less than 12 months.